     As filed with the Securities and Exchange Commission on July 31, 1997

                           Registration No. 333-17071
--------------------------------------------------------------------------------
                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549


                              Amendment No. 2 to


                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 MBf USA, INC.

                     (Name of registrant in its charter)

                 MARYLAND                              73-1326131
      (State or other jurisdiction of                 (I.R.S Employer
      incorporation or organization)               Identification Number)

            500 Park Boulevard, Suite 1260, Itasca, Illinois  60143
                                 (630) 285-9191

 (Address, including zip code,  and telephone number, including area code, of registrant's principal executive offices)

                             MR. EDWARD J. MARTEKA
            500 PARK BOULEVARD, SUITE 1260, ITASCA, ILLINOIS  60143
                                 (630) 285-9191
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)



                                   COPIES TO:

                             MITCHELL  D. GOLDSMITH
                               DENNIS B. O'BOYLE
                           SHEFSKY & FROELICH LTD.
                            444 N. MICHIGAN AVENUE
                            CHICAGO, ILLINOIS 60611
                                 (312) 527-4000
                           (312) 527-5921 (FACSIMILE)



APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: as soon as practicable after this Registration Statement has become effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:
[ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box:   [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering:   [ ] ____________

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering:    [ ] ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:    [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting prusuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED JULY 31, 1997

                            PRELIMINARY PROSPECTUS




                                1,682,275 SHARES


                                       OF
                                 MBf  USA, INC.

                                  COMMON STOCK
                               ($0.01 PAR VALUE)


        This Prospectus relates to the public offering of up to 1,682,275 shares of Common Stock, $.01 par value (the "Shares" or the "Common Stock"), of MBf USA, Inc. (the "Company"). All of the Shares offered hereby may be sold from time to time by the selling shareholder described herein (the "Selling Shareholder").



        The Shares trade on the Nasdaq SmallCap Market under the symbol "MBFA." On July __, 1997, the last reported bid price was $______ for the Shares.



        The Selling Shareholder and the Company recently entered into agreements with Wembley Rubber Products (M) Sdn. Bnd. ("Wembley") which provide that (i) the Selling Shareholder will sell all of the Company's authorized, issued and outstanding Series A Common Stock (1,252,538 shares) to Wembley and
(ii) the Company will sell 2,500,000 unregistered shares of Common Stock to Wembley. See "Selling Shareholder" and "Risk Factors."



        The Selling Shareholder and any broker-dealers through whom such Shares are sold may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"). The Shares to be offered by the Selling Shareholder may be offered in one or more transactions on the Nasdaq/SmallCap Market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.



        Brokers or dealers may receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. The Company will pay substantially all other expenses of this offering (including the expense of preparing and duplicating this Prospectus and the Registration Statement of which it is a part). The Company will not receive any proceeds from the sale of any of the Shares by the Selling Shareholder.


     SEE "RISK FACTORS" ON PAGE 6 FOR INFORMATION THAT SHOULD BE CONSIDERED
                            BY PROSPECTIVE INVESTORS

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                    OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE


                 The date of this Prospectus is July __, 1997

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference. The Company's file number with the Commission for all reports filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is 0-17458:

         1. The Company's Annual Report on Form 10-K, for fiscal year ended December 31, 1996 (filed on April 11, 1997).

         2. The Company's Quarterly Report on Form 10-Q, for the quarter ended March 31, 1997 (filed on May 15, 1997).


         3. The Company's Current Report on Form 8-K dated March 27, 1997 (filed April 5, 1997), May 20, 1997 (filed May 30, 1997) and
                 June 13, 1997 (filed June 20, 1997).


         4. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus.

         5.      The Company's Form 8-A dated February 2, 1989.

         Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM THE COMPANY. REQUESTS TO OBTAIN SUCH DOCUMENTS SHOULD BE DIRECTED TO THE COMPANY, 500 PARK BLVD., SUITE 1260, ITASCA, ILLINOIS, 60143, ATTN.: MR. STEPHEN TAN (TELEPHONE:
(630) 285-9191).

                                  THE COMPANY


         MBf USA, Inc. (the "Company"), known as American Drug Screens, Inc. ("ADS") until May 21, 1993, was organized February 24, 1988, under Oklahoma law as SHL, Inc. The Company was reorganized upon the acquisition of ADS on June 28, 1988, whereby ADS was merged with and into the Company, with the Company being the surviving corporation and assuming control of the ownership and operation of ADS. The name of the surviving corporation was changed to ADS on the effective date of the merger.

         On February 27, 1992, the Company acquired American Health Products Corporation ("AHPC") from MBf International Limited, a Hong Kong corporation ("MBfI"), which is a subsidiary of MBf Holdings Bhd ("MBf Holdings"). AHPC markets latex examination gloves. In connection with the acquisition of AHPC, the Company issued a class of securities to MBfI giving control of the Company to MBfI. See "Risk Factors--Control of Board of Directors."

         In June 1995, the Company announced a restructuring plan which included the resignation of its Chairman/CEO, President/COO, and CFO. The Board of Directors filled the vacancies of its executive management team by electing Mr. Loi Heng Sewn from MBf Holdings as its Chairman. Mr. Loi was formerly the President of MBf Holdings' manufacturing facilities. Mr. Edward
J. Marteka was named President of the Company while retaining his responsibilities as President of AHPC, which he co-founded. The Board of Directors directed the Company to focus on its core businesses and to exit from the nutritional products business which it had commenced during the third quarter of 1994, for which sales were negligible and the entry costs were very high, contributing to significant losses. Furthermore, the use of AHPC's cash flow for starting the nutritional products business was limiting AHPC's ability to purchase glove inventory.


         Key components of the restructure charge were costs related to the exit from the nutritional product business, executive management changes, and the closing of the former executive office in New Jersey. The charge includes provisions for personnel severance and work force reductions, relocation and related costs, the write down of intangible and other assets, and costs associated with the execution of the restructure. The restructuring resulted in a one-time charge of $1,808,757 in the second quarter of 1995, which was paid.


         On December 11, 1995 the Company's shareholders approved the reincorporation of the Company as a Maryland corporation by merger of the Company into a newly formed, wholly owned subsidiary of the Company. In connection with the reincorporation, the Board of Directors approved and the Company effected a 10 for 1 reverse stock split of its Series A Common Stock and Common Stock. As a result, each shareholder was entitled to receive one share of Series A Common Stock or Common Stock of the Company's successor subsequent to the Merger for every 10 shares of Series A Common Stock or Common Stock, respectively, then held by such shareholder.


         The Company has announced its intention to change the Company's name to American Health Products Corporation and merge AHPC, a wholly owned subsidiary, into the Company. The Company is preparing the necessary papers to effect such name change and merger, which it hopes to complete prior to September 1, 1997.

LATEX GLOVE PRODUCTS
         Through its subsidiary, AHPC, the Company markets non-sterile, ambidextrous latex and vinyl examination gloves used primarily in the health care industry. Gloves marketed by AHPC are manufactured by PIE Healthcare Sdn Bhd ("PIE"), PT MBf Buana Multicorpora ("PT Buana"), a 70% subsidiary of the Company, and other third parties. Gloves are marketed by AHPC under the brand names "Glovetex(R)" and "DermaSafe(R)" to medical/surgical distributors, dental distributors, nursing homes and food service distributors. AHPC also sells gloves to other companies, which market the gloves under their own brand names or "private labels."
         In addition to the standard examination gloves, AHPC distributes other product lines which include hypoallergenic gloves, powder-free gloves, vinyl examination gloves and latex utility gloves. In 1991, PIE obtained FDA approval of its 510(k) application which entitles it to label its DermaSafe(R) gloves as "hypoallergenic." AHPC began selling the hypoallergenic DermaSafe(R) gloves in the United States in January 1992. The hypoallergenic gloves are also available to private label customers. Expansion of the product line into other latex-based products is planned, and AHPC has identified for possible introduction in the future such products as industrial gloves and other products related to infection-control.
         AHPC purchases its powder-free latex gloves from an unrelated Malaysian factory. AHPC has entered into a supply agreement with this company for its powder free gloves which will enable the Company to obtain the necessary inventory levels to meet customer glove demands.
         AHPC markets latex gloves through a network of national, regional and local medical/surgical dealers that sell primarily to hospitals and nursing homes. AHPC also markets to alternate care and home health care dealers, dental dealers, food service distributors, and major retail outlets. The principal methods of marketing are trade shows, seminars, and sales representatives, as well as advertising and direct mail. In addition, AHPC employs a sales force of 25 persons comprised of manufacturer sales representatives, regional sales managers and representatives and an in-house sales and customer support staff.
         The quality control procedures for the manufacture of examination gloves marketed in the United States are regulated by the FDA. Included within such procedures are minimum testing requirements, as well as FDA Good Manufacturing Practices. As explained previously, in order to be labeled "hypoallergenic," latex examination gloves must meet more stringent FDA testing requirements.
         The market for latex examination gloves is highly competitive. With the discovery of the Acquired Immune Deficiency Syndrome/HIV virus ("AIDS") in the 1980's, and the perception of the latex glove as being a barrier to infection from AIDS and other communicable diseases, several companies entered the latex glove industry, many of which failed or were acquired by other companies. Further consolidation of companies in the industry may be expected to occur in the future. The primary means of competition are price, product quality, service, and the size and reliability of the manufacturer.

LATEX CONDOM PRODUCTS
         On December 30, 1993 the Company purchased the rights to the condom license agreement dated December 31, 1992 between Playboy Enterprises, Inc. ("PEI") and MACC Trading Limited, an affiliate of MBf Holdings. In November 1996, the Company reached an amicable agreement with Playboy Enterprises, Inc. to terminate the license agreement under which the Company distributed Playboy(R) brand condoms in 15 countries. Under the negotiated agreement, the Company, until June 30, 1997, continued to sell Playboy(R) condoms in the 15 countries where it has launched the product. Subsequent to June 30, 1997, the Company is entitled to receive royalty revenues on sales of Playboy(R) condoms, if any, in these countries and Japan through June 30, 2000 and 1998, respectively.


         Prior to October 1996, condoms bearing the Playboy(R) brand name and rabbit-head design marketed by the Company were manufactured primarily by MBf Personal Care Sdn. Bhd., a Malaysian company ("MBf Personal Care"), which accounted for 95% of the Company's products. Subsequent to October 1996, the Company purchased its condoms from an unrelated manufacturer following the sale of MBf Personal Care's plant by its parent.

         Condoms are marketed by the Company through a network of international distributors. Each authorized distributor sells and distributes the condom products throughout an identified country to consumers through normal retail channels of distribution for such country. Typically, these channels include pharmacies, supermarkets, chain stores and supermarkets. The Company had entered into 23 distribution agreements for the sale and distribution of the condom products but only had condom sales in 15 countries.

         The Company works closely with each distributor in each country to obtain governmental approval, if necessary, indicating that the Playboy(R) brand condom meets the quality control procedures for the manufacture of latex condoms and quality specification standards for condoms as determined by each such country. The Company has met the specification standards for latex condom products in each country wherein the Playboy(R) brand condom is distributed.

                                  RISK FACTORS

         This offering involves a high degree of risk. Prospective investors in the Company should consider carefully the following risk factors with respect to the Company and this offering.

         Product Liability Insurance. Participants in the medical supplies business are potentially subject to lawsuits alleging product liability, many of which involve significant damage claims and defense costs. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company's results of operations or financial condition. Claims made against the Company, regardless of their merit, could also have a material adverse effect on the Company's reputation. There is no assurance that the coverage limits of the Company's insurance policy will be adequate or that present levels of coverage will be available at affordable rates in the future. While the Company has been able to obtain product liability insurance in the past, such insurance varies in cost, is difficult to obtain and may not be available in the future on acceptable terms or at all. The Company is subject to a number of lawsuits filed against it and other manufacturers of latex gloves alleging injuries relating to allergic reactions caused by the residual chemicals or latex proteins in gloves. However, management believes all such matters are adequately provided for, and if not provided for are without merit or involve such amounts that would not materially adversely affect the Company's results of operations or financial condition.

         Dependence Upon Significant Customers.   During 1996, two of the
Company's customers, Owens & Minor, Inc. and Sysco Co., accounted for approximately 34.1% and 29.2% of net sales, respectively. The loss of either of the Company's principal customers would have a material adverse effect on the Company.


         Control of Board of Directors. At present, MBfI, as the sole holder of the Company's Series A Common Stock, has the right to elect seven Class A Directors, which constitutes a majority of the Company's Board of Directors.
As a result, MBfI presently controls the Board. However, MBfI recently has entered into an agreement with Wembley to sell all of the authorized, issued and outstanding Series A Common Stock (1,252,538 shares). After the closing of such sale, which the Company anticipates, but cannot guarantee, could occur prior to September 1, 1997, Wembley will have the right to elect the seven Class A Directors. The Company has also entered into an agreement with Wembley wherein the Company will sell 2,500,000 unregistered shares of Common Stock to Wembley, the closing for which sale the Company anticipates, but cannot guarantee, could occur prior to September 1, 1997. After Wembley acquires such Series A Common Stock and Common Stock, Wembley will own a sufficient number of shares of Common Stock to effectively control the Board of Directors of the Company. Such control of the Company's Board of Directors may have certain anti-takeover effects since there are significant impediments, both existing and contingent, for any potential purchaser of a majority of the Company's Common Stock to gain control of the Company. Because MBfI presently owns, and after September 1, 1997, the Company anticipates that Wembley will own, all of the Company's authorized Series A Common Stock, the only presently available method for a potential purchaser to obtain control of the Company would be to hold at least a majority of the Series A Common Stock. Absent conversion of Series A Common Stock into Common Stock, a potential purchaser would not be able to obtain control of the Company by simply owning a majority of the Common Stock. See "Selling Shareholder" for further information concerning the recently signed agreement between MBfI and Wembley concerning MBfI's agreement to sell all of the authorized, issued and outstanding Class A Common Stock to Wembley.



         Absence of Dividends; Dividends Policy. The Company has not paid any dividends upon its Common Stock since its formation. The Company does not currently intend to pay any dividends upon its Shares in the foreseeable future and anticipates that earnings, if any, will be used to finance the development and expansion of its business. Any payment of future dividends and the amounts thereof will be dependent upon the Company's earnings, financial requirements and other factors deemed relevant by the Company's Board of Directors. The Company cannot provide any assurance that its operations will result in revenues sufficient to enable the distribution of dividends to shareholders.

         Variations in Quarterly Results. The Company's quarterly operating results are subject to various risks and uncertainties, including risks and uncertainties related to: local economic conditions; competitive pressures; the composition, timing and size of orders from and shipments to major customers; variations in product mix and the size mix between sales; variations in product cost; infrastructure costs; obsolescence of inventory; and other factors as discussed below. Accordingly, the Company's operating results may vary materially from quarter to quarter.
         The Company operates with little backlog and, as a result, net product sales in any quarter are substantially dependent on the orders booked and shipped in that quarter. Because the Company's operating expenses are based on anticipated revenue levels and because a high percentage of the Company's expenses are relatively fixed, if anticipated shipments in any quarter do not occur as expected, the Company's operating results may be adversely effected and fall significantly short of expectations. Any other unanticipated decline in the growth rate of the Company's net revenues, without a corresponding and timely reduction in the growth of operating expenses, could also have an adverse effect on the Company and its future operating results.
         The Company aims to prudently control its operating expenses. However, there is no assurance that, in the event of any revenue, gross margin or other shortfall in a quarter, the Company will be able to control expenses sufficiently to meet profitability objectives for the quarter.
          Financing. The Company's current credit facility expires October 31, 1997, and there can be no assurances that it will be renewed, extended or sufficient to finance continued growth of the Company. The facility is guaranteed by MBf Holdings, which has significantly greater resources than the Company. Should such guarantee not continue to be made available to the
Company, there can be no assurances that the Company will be able to obtain the same level of, or interest rate for, bank financing.
          Working Capital Deficit. The Company's balance sheet for the year ended December 31, 1996 shows current assets of $14,416,294 and current liabilities of $16,121,561, resulting in a working capital deficit of $1,705,267. For the year ended December 31, 1995, the Company had a working capital surplus of $2,915,498. Although the Company is aggressively working toward eliminating this deficit, the Company is unable to guarantee that it will be successful in its efforts.
          Dependence on Gloves. The Company is exclusively engaged in the manufacture and sale of disposable gloves. Accordingly, the Company's results of operations and financial condition are highly dependent on the level of supply of and demand for disposable gloves. There can be no assurance that the supply of or demand for disposable gloves will continue at current levels or that changes in such supply or such demand will not have a material adverse effect on the Company's results of operations or financial condition. In addition, the Company currently has a substantial investment in PT Buana, which exclusively manufacturers powdered gloves, as well as a long term supply contract with PIE Healthcare for the purchase of powdered gloves. Should the demand for powdered gloves decline, due to the greater level of allergic reactions associated with such gloves than powder free latex or synthetic gloves, then the Company will continue to be subject to the aforesaid commitments. Conversions of powdered glove manufacturing capacity to powder free capacity requires substantial time, capital investment and know how, and there can be no assurance such conversion could be made economically or at all, in the event of a substantial decline in the demand for powdered gloves.
          Dependence on Rubber Harvest and Latex Concentrate. The ability of the Company to produce and purchase its products profitably is entirely dependent upon the consistent availability, at competitive prices, of raw rubber harvested by independent growers in Malaysia and
Indonesia and locally processed by the Company and others into latex concentrate. Any disruption in the consistent supply of rubber for latex concentrate due to weather or other natural phenomena, labor or transportation stoppages, shortages or other factors, could cause significant adverse effects to the Company's results of operations and financial condition. In addition, rubber is a commodity traded on world commodities exchanges and is subject to price fluctuations driven by changing market conditions over which the Company has no control. Increases in the price of latex concentrate have adversely effected the Company's raw material costs in the past and could do so again.
          Changes in Gross Margins. Certain of the Company's net product sales are derived from products and markets which typically have lower gross margins compared to other products and markets, due to higher costs and/or lower prices associated with the lower gross margin products and markets. The Company currently expects that its net product sales from powder free gloves will continue to increase as a percentage of total net product sales. In addition, the Company is currently experiencing pricing pressures due to a number of factors, including competitive conditions, consolidation within certain groups of suppliers and changing technologies in the production of powder-free gloves and increasing demand for new glove products. To the extent that these factors continue, the Company's gross margins would decline, which would adversely effect the Company and its future operating results.
          Downward pressure on the Company's gross margins may be mitigated by other factors, such as reduction in product costs and/or an increased percentage of new product sales from higher gross margin products, such as powder free gloves. The Company is aiming to reduce its product costs and to increase its percentage of net product sales from powder free gloves. However, there is no assurance that these efforts will be successful.
          New Glove Products. The Company is planning to distribute a number of new glove products, in addition to the glove products released in 1996, including synthetic and powder free vinyl gloves. There is no assurance that these development efforts will be successful or that, if successfully developed, these products will achieve commercial success.
          Growth Dependencies. In general, the Company's future growth is dependent on the Company's ability to successfully and timely enhance existing products, develop and introduce new products, establish new distribution channels, develop affiliations with leading market participants and continue to develop its relationships with its existing customer base. The failure to achieve these and other objectives could limit future growth and have an adverse effect on the Company and its future operating results.
          On a related note, the pressure to develop and enhance products, and to establish and expand markets may cause the Company's selling, general and administrative expenses to increase substantially, which could also have an adverse effect on the Company and its future operating results.
          International Operations. The Company's international manufacturing operation has grown substantially, and, thus, the Company is increasingly affected by the risks associated with international operations. Such risks include: managing an organization in Indonesia; fluctuations in currency exchange rates; the burden of complying with international laws and other regulatory and product certification requirements; changes in such laws and requirements; tariffs and other trade barriers; import and export controls; international staffing and employment issues; and political and economic stability. The inability to effectively manage these and other risks could adversely effect the Company and its future operating results.
                                      8

          Competition. The various markets in which the Company operates are becoming increasingly competitive as a number of other companies develop and sell products that compete with the Company's products in these markets.
Certain of these competitors have significantly more financial and technical resources than the Company. The Company faces additional competitive factors besides price, such as product quality, consistency, timeliness of delivery, service, and the size and reliability of the manufacturer. These competitive factors may result in, among other things, price discounts by the Company and sales lost by the Company to competitors that may adversely affect the Company and its future operating results.
          Third-Party Distributors. The Company uses various channels to market and distribute its products primarily by sales to end-users via third-party distributors. Third-party distributors are a substantial channel for distribution to medical facilities. Accordingly, the Company's ability to market and distribute its products depends significantly on its relationship with third-party distributors, as well as the performance and financial condition of these distributors. In the event that the Company's relationship with its distributors deteriorates, or the performance or financial condition of the distributor becomes unsatisfactory, the Company and its future operating results could be adversely affected.
           Excess or Obsolete Inventory. Managing the Company's inventory of various size mix and product mix is a complex task. A number of factors, including the need to maintain a significant inventory of certain sizes or products which are in short supply or which must be purchased in bulk to obtain favorable pricing, the general unpredictability of demand for specific products and customer requests for quick delivery schedules, may result in the Company maintaining excess inventory. Other factors, including changes in market demand and technology, may cause inventory to become obsolete. Any excess or obsolete inventory could result in price reductions and inventory write-downs, which, in turn, could adversely effect the Company and its operating results.
            Hiring and Retention of Employees. The Company's continued growth and success depend to a significant extent on the continued service of senior management and other key employees and the hiring of new qualified employees. Competition for highly skilled business, technical, marketing and other personnel is intense, particularly in the strong economic cycle currently prevailing for companies. The loss of one or more key employees or the Company's inability to attract additional qualified employees or retain other employees could have an adverse effect on the Company and its future operating results. In addition, the Company may experience increased compensation costs in order to compete for skilled employees.
             Stock Market Fluctuations. In recent years, the stock market in general, including the Company's Common Stock, have experienced extreme price fluctuations. The market price of the Company's Common Stock may be significantly affected by various factors such as: quarterly variations in the Company's operating results; changes in revenue growth rates for the Company; changes in earnings estimates by market analysts; the announcement of new products or product enhancements by the Company or its competitors;
speculation in the press or analyst community; and general market conditions or market conditions specific to particular industries. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future.

                                USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of Shares by the Selling Shareholder.



                              SELLING SHAREHOLDER



         A total of 1,682,275 Shares may be offered by the Selling Shareholder. The following table sets forth certain information with respect to the Selling Shareholder and the Shares which it beneficially owns. The Company will not receive any of the proceeds from the sale of such Shares.



                                                                                               Shares          Shares to be
                                                                    Shares Beneficially        Being           Beneficially
                                                                        Owned Prior           Offered           Owned After
                                                                      to Offering(1)                          Offering (1)(2)
                                                                     -----------------------------------------------------------
                  Selling Shareholder                                Number     Percent                       Number     Percent
                  ------- -----------                                ------     -------                       ------     -------
                  MBf International Ltd., Hong Kong               2,934,813 (1)  68.1%       1,682,275      1,252,538    29.1%
                  17th Floor, One Pacific Place
                  88, Queensway
                  Hong Kong




(1) Includes 1,252,538 shares of Series A Common Stock which are convertible at the option of MBfI into shares of Common Stock on a one-for-one basis. However, upon closing of MBfI's agreement with Wembley, all of such shares will be owned by Wembley and MBfI will no longer have any interest in such shares nor will it be able to elect any Class A Directors. See "Risk Factors."



(2) Assumes the sale of all Shares offered pursuant to this Prospectus. However, since the Shares offered pursuant to this Prospectus are not being underwritten, no estimate can be given as to the exact number of Shares that will be held by the Selling Shareholder after the offering.



    Based on information provided by the Selling Shareholder, and subject to the limitations set forth in the notes to the table above, the Selling Shareholder presently beneficially owns approximately 68% of the Company's outstanding Shares prior to this Offering. However, this percentage will decrease to appoximately 24.7% after the closing of Wembley's acquisition of 1,252,538 shares of authorized, issued and outstanding Series A Common Stock from MBfI and Wembley's acquisition of 2,500,000 unregistered shares of Common Stock from the Company. See "Risk Factors." Beneficial ownership after the offering of these Shares will depend upon the number of Shares sold by the Selling Shareholder.


    In October 1995, the Company issued 250,980 shares of Common Stock to MBfI for $1,200,000. MBfI loaned the Company $1,200,000 to pay for AHPC's 7% Cumulative Preferred Stock, having a value of $1,200,000, which the Company had purchased on September 29, 1995. MBfI agreed to accept shares of the Company's Common Stock having a value of $1,200,000 in satisfaction of the Company's indebtedness to it.

    In October 1995, the Company issued 255,072 shares of Common Stock to MBfI in exchange for (i) a 70% equity interest in PT Buana, an Indonesian corporation owning a glove manufacturing factory, and (ii) a note receivable in the amount of $737,769.

    In June 1996, the Company issued 488,973 Shares to MBfI, the proceeds of which were used to provide working capital to the Company.

    In August 1996, the Company issued 672,269 Shares to MBfI, the proceeds of which were used to provide working capital to the Company.


    The Company recently announced that Wembley Rubber Products (M) Sdn. Bhd. ("Wembley"), the largest Malaysian powder-free glove company and principal supplier of the Company's powder-free latex business gloves, has entered into two agreements with the Company and MBfI totaling $13,000,000. The agreements call for: (1) the purchase by Wembley of all of the Company's authorized, issued and outstanding Class A Common Stock (1,252,538 shares) from MBfI at $5.00 per share for a value of approximately $6,270,000; however, this agreement does not relate to the sale by MBfI to Wembley of any of the 1,682,275 shares of Common Stock of the Company which MBfI proposes to sell by means of this Prospectus; and (2) the purchase by Wembley of 2,500,000 unregistered shares of Common Stock at a price of $2.70 per share, with demand registration rights. The Company will receive $6,750,000 in proceeds which will be applied toward working capital, to expand market share, introduce new products, reduce debt and introduce advanced technologies to the Company's 70% owned powdered latex glove manufacturing factory in Indonesia. The Company has received a fairness opinion from The Griffing Group supporting the proposed equity infusion. The Company anticipates, but cannot guarantee, that the closing for the acquisition of both the Series A Common Stock from MBfI and the Common Stock from the Company could occur prior to September 1, 1997.



    Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of any Shares offered by this Prospectus may not simultaneously engage in market-making activities with respect to any Shares during the applicable "cooling off" period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholder will be subject to applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Securities Act, in connection with transactions in the Shares, which provisions may limit the timing of purchases and sales of Shares by the Selling Shareholder.

                              PLAN OF DISTRIBUTION


    This Prospectus, as appropriately amended or its supplemented, may be used from time to time by the Selling Stockholder, or their transferees, to offer and sell the Shares in transactions in which the Selling Stockholder and any broker-dealer through whom any of the Shares are sold may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares.



    The Company anticipates that resales of the Shares by the Selling Shareholder will be effected from time to time on the open market in ordinary brokerage transactions in the Nasdaq SmallCap Market ("Nasdaq Small Cap"), on which the Common Stock is included for quotation, in the over-the-counter market, or in private transactions. The Shares will be offered for sale at market prices prevailing at the time of sale or at negotiated prices and on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Shares may be offered directly by the Selling Shareholder or through brokers or dealers. A member firm of the National Association of Securities Dealers, Inc. ("NASD") may be engaged to act as the Selling Shareholder's agent in the sale of the Shares by the Selling Shareholder and/or may acquire Shares as principal. Member firms participating in such transactions as agent may receive commissions from the Selling Shareholder (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions computed, in appropriate cases, in accordance with the applicable rates of the NASD, which commissions may be negotiated rates where permissible. Sales of the Shares by the member firm may be made on the Nasdaq SmallCap from time to time at prices related to prices then prevailing.



    Participating broker-dealers may agree with the Selling Stockholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Shareholder. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions on the Nasdaq SmallCap, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.



    Upon the Company's being notified by the Selling Shareholder that a particular offer to sell the Shares is made and a material arrangement has been entered into with a broker-dealer for the sale of Shares, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(b) under the Securities Act setting forth with respect to such offer or trade the terms of the offer or trade; including: (i) the number of Shares involved; (ii) the price at which the Shares were sold; (iii) any participating brokers, dealers, agents or member firm involved; (iv) any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, the Selling Shareholder;

and (v) other facts material to the transaction.


    Shares may be sold directly by the Selling Shareholder or through agents designated by the Selling Shareholder from time to time. Unless otherwise indicated in the supplement to this Prospectus, any such agent will be acting on a best efforts basis for the period of its appointment.



    The Selling Shareholder and any brokers, dealers, agents, member firm or others that participate with the Selling Shareholder in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such person may be deemed to be underwriting commissions or discounts under the Securities Act.



    The Selling Shareholder will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M under the Securities Act, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholder. All of the foregoing may affect the marketability of the Shares.



    The Company will pay substantially all the expenses incident to this offering of the Shares by the Selling Shareholder to the public other than brokerage fees, commissions and discounts of underwriters, dealers or agents.



    In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the Company or Selling Shareholder comply with the applicable requirements.



                           DESCRIPTION OF SECURITIES
    The total number of shares of stock which the Company has authority to issue is 10,000,000 shares of Common Stock, $0.01 par value and 1,252,538 shares of Series A Convertible Common Stock ("Series A Common Stock"), $0.01 par value.

    The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and Bylaws, copies of which are on file with the Securities and Exchange Commission.


COMMON STOCK

    As of the date of this Prospectus, there are a total of 3,058,333 shares of Common Stock outstanding. Holders of shares of Common Stock are entitled to such dividends as may be declared by the Board of Directors from assets legally available for that purpose, and are entitled at all meetings of shareholders to one vote for each share held by them. The shares of Common Stock are not redeemable and do not have any pre-emptive or conversion rights. All of the outstanding shares of Common Stock are, and shares of Common Stock offered hereby will be, fully paid and non-assessable. In the event of a voluntary or involuntary winding up or dissolution, liquidation, or partial liquidation of the Company, holders of Common Stock shall participate, pro rata with the holder of Series A Common Stock, in any distribution of the assets of the Company.

    The shares of Common Stock have non-cumulative voting rights, which means that shareholders holding more than 50% of the shares of Common Stock can elect 100% of the Class B directors of the Company if they choose to do so.


SERIES A COMMON STOCK

    All of the Company's authorized 1,252,538 shares of Series A Common Stock are issued and outstanding. All such shares of Series A Common Stock were issued to MBfI pursuant to the Share Exchange Agreement and 1,252,538 shares of Common Stock have been reserved for issuance upon conversion of the Series A Common Stock. Except as discussed below, the terms of the Series A Common Stock are substantially the Company's Common Stock.

    The Series A Common Stock is convertible at the option of MBfI into shares of Common Stock on a one-for-one basis, subject to customary antidilution adjustments as well as reduction to the extent that AHPC does not achieve certain net income targets.

    Series A Common Stockholders vote as a separate class for the election of all Class A Directors and with the holders of Common Stock as a single class with respect to any other matters subject to a vote of the shareholders. The holders of Series A Common Stock shall have one vote for each share of Common Stock issuable upon conversion of each share of Series A Common Stock held.

    The holder of Series A Common Stock is entitled to share in any dividends of the Company or any distributions upon liquidation or dissolution of the Company, ratable with the holders of Common Stock, based upon the number of shares of Common Stock issuable upon conversion of each outstanding share of Series A Common Stock at the time of the declaration of such dividend, liquidation or dissolution.


    As of the date of this Prospectus, the 1,252,538 shares of Common Stock issuable under the conversion of the Series A Common Stock will represent approximately 29% of the total issued and outstanding shares of Common Stock. Such shares presently represent, upon conversion and coupled with Common Stock Shares already owned by MBfI, a total ownership of approximately 68% of the then outstanding shares. However, upon closing of MBfI's agreement with Wembley, all authorized, issued and outstanding Series A Common Stock will be owned by Wembley. In addition, upon closing of the Company's agreement to sell to Wembley 2,500,000 shares of unregistered Common Stock, Wembley will hold Series A Common Stock and Common Stock representing ownership, upon conversion of the Series A Common Stock, of approximately 55% of the outstanding shares.


TRANSFER AGENT

    The transfer agent for the Common Stock is The Liberty Mutual National Bank and Trust Company of Oklahoma City.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Maryland General Corporation Law ("MGCL") permits a corporation formed in Maryland to include in its articles a provision eliminating or limiting the liability of its directors and officers to the corporation or its stockholders for money damages except for: (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a judgment or other final adjudication as being material to the cause of action adjudicated in such proceeding. The Company's Articles of Incorporation (the "Articles") include such a provision limiting liability to the fullest extent permitted by the MGCL.
    The Company's Articles authorize it to indemnify present and former officers and directors and to pay or reimburse expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by Maryland law. The Company's Bylaws obligate the Company to indemnify and advance expenses to present and former officers and directors to the maximum extent permitted by Maryland law. The MGCL permits the Company to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
(i) the act or omission of the officer or director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the officer or director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful. The MGCL requires the Company, as a condition to advancing expenses, to obtain: (a) a written affirmation by the officer of director of the individual's good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the MGCL; and (b) a written agreement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws permit the Company to provide indemnification and advance expenses to a present or former officer or director who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.

                                 LEGAL MATTERS
    The validity of the issuance of the Shares offered hereby has been passed on for the Company by Coon & Schach LLC, Baltimore, Maryland.
                                    EXPERTS
    The consolidated balance sheets of MBf USA, Inc. as of and for the years ended December 31, 1996 and December 31, 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996, December 31, 1995 and December 31, 1994, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.
                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission.
The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth below.

    The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; New York Regional Office, Public Reference Room, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission via EDGAR. The address of such Web site is http://www.sec.gov. The Common Stock is included for quotation on the Nasdaq SmallCap Market and these reports, proxy statements and other information concerning the Company may be inspected at the office of the Nasdaq SmallCap Market, 1735 K Street, N.W., Washington, D.C. 20006.

              NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN
              THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH
              INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                              TABLE OF CONTENTS
                              -----------------

                                                              PAGE
              DOCUMENTS INCORPORATED BY
                REFERENCE . . . . . . . . . . . . . . . . . .   2
              THE COMPANY . . . . . . . . . . . . . . . . . .   3
              RISK FACTORS  . . . . . . . . . . . . . . . . .   6
              USE OF PROCEEDS . . . . . . . . . . . . . . . .  10
              SELLING SHAREHOLDER   . . . . . . . . . . . . .  10
              PLAN OF DISTRIBUTION  . . . . . . . . . . . . .  12
              DESCRIPTION OF SECURITIES . . . . . . . . . . .  13
              INDEMNIFICATION OF DIRECTORS
                AND OFFICERS  . . . . . . . . . . . . . . . .  14
              LEGAL MATTERS . . . . . . . . . . . . . . . . .  15
              EXPERTS . . . . . . . . . . . . . . . . . . . .  15
              AVAILABLE INFORMATION . . . . . . . . . . . . .  15




                               1,682,275 SHARES


                                MBf USA, INC.


                                 COMMON STOCK
                              ($0.01 PAR VALUE)



                                  PROSPECTUS
                                  ----------

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is a schedule of the estimated expenses to be incurred by the Company in connection with the issuance and sale of the securities being registered hereby. NONE OF THESE EXPENSES WILL BE BORNE BY THE SELLING SHAREHOLDER.

         Registration Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $1,873.64
                                                                                               --------
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .      1,000.00*
                                                                                               --------
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .        500.00
                                                                                                 ------
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      4,000.00*
                                                                                               --------
         Printing Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        100.00*
                                                                                                 ------
         Transfer Agent and Registrar Fees  . . . . . . . . . . . . . . . . . . . . . . .          0.00
                                                                                                   ----
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        500.00*
                                                                                                 -------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $7,973.64*
                                                                                               ---------

         *Estimated.

ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS
         The Maryland General Corporation Law ("MGCL") permits a corporation formed in Maryland to include in its articles a provision eliminating or limiting the liability of its directors and officers to the corporation or its stockholders for money damages except for: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a judgment or other final adjudication as being material to the cause of action adjudicated in such proceeding. The Company's Articles of Incorporation (the "Articles") include such a provision limiting liability to the fullest extent permitted by the MGCL.
         The Company's Articles authorize it to indemnify present and former officers and directors and to pay or reimburse expenses in advance of the final disposition of the proceeding to the maximum extent permitted from time to time by Maryland law. The Company's Bylaws obligate the Company to indemnify and advance expenses to present and former officers and directors to the maximum extent permitted by Maryland law. The MGCL permits the Company to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:
(i) the act or omission of the officer or director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the officer or director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the officer or director had reasonable cause to believe that the act or omission was unlawful. The MGCL requires the Company, as a condition to advancing expenses, to obtain: (a) a written affirmation by the officer of director of the individual's good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the MGCL; and (b) a written agreement by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws permit the Company to provide indemnification and advance expenses to a present or former officer or director who served a predecessor of the Company in such capacity, and to any employee or agent of the Company or a predecessor of the Company.


ITEM 16.         EXHIBITS

EXHIBIT NO.
------- --

5                Opinion of Coon & Schach LLC regarding legality. *

23.1             Consent of Arthur Andersen LLP. *

23.2             Consent of Coon & Schach LLC (see Exhibit 5). *

23.3             Consent of The Griffing Group



* Previously filed.



ITEM 17.         UNDERTAKINGS

         A.      The Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by Section 10(a)(3) of the Act;

                          (ii) To reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         C. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         B.      Indemnification
         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or preceding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca, State of Illinois, on July 31, 1997.



                                               MBf USA, INC.


                                               By: /s/ Edward J. Marteka
                                                   ---------------------
                                                   Edward  J. Marteka
                                                   President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURES                                                    TITLE                                DATE
----------                                                    -----                                ----

     *
-------------                              Chief Executive Officer & Chairman                  July 31, 1997
Heng Sewn Loi


                *
---------------------------------          Director                                            July 31, 1997
Tan Sri Dato (Dr.) Hean Heong Loy

       *
---------------------                      Director                                            July 31, 1997
Loy Teik Hok


--------------------------                 Director
Richard Wong Chin Mun


-------------------------                  Director
Lew Kwong Ann

/s/ Edward J. Marteka
-------------------------                  Director                                            July 31, 1997
Edward J. Marteka


--------------------
George J. Mennen                           Director

       *
--------------                             Director                                            July 31, 1997
Robert Simmons


---------------
Don Arnwine                                Director

       *
----------------
Stephen Tan                                Secretary, Chief Financial Officer and              July 31, 1997
                                           Chief Accounting Officer

* Signed pursuant to powers of attorney granted to Edward J. Marteka

/s/ Edward J. Marteka
------------------------
Edward J. Marteka                                                 July 31, 1997